EXHIBIT 99.1

Sonasoft Corp sells Cornerstone to focus on AI

San Jose, CA, 13th October, 2022. Today, Sonasoft Corp (OTCQB: SSFT) (“Sonasoft”) announced the sale of Cornerstone Tech Inc. (“Cornerstone”), its wholly-owned subsidiary, for aggregate cash consideration of approximately $730,000. This all-cash transaction is the final stage in Sonasoft’s pivot to an all-AI company. Cornerstone was acquired by Sonasoft in 2019 as a transitional step towards this goal.

“In addition to this sale, Sonasoft has also been successful on the capital raising front,” said Robert Baumert, CFO of Sonasoft. “Specifically, we recently closed funding on the sale of $1.5M of restricted common stock at a per share price of $0.05, as well as a $1M round of preferred stock at a per share price of $7.50.  This is in addition to the $999,999 raised through the sale of preferred stock in Q1 and Q2 at a price of $5 per share. We have also continued eliminating debts, converting all convertible debt instruments into preferred stock as of the end of the third quarter. Since the beginning of 2022, we have successfully eliminated more than $10M in current and long-term liabilities. As a result of all these activities, Sonasoft enters Q4 with a significantly strengthened balance sheet.”

“The sale of Cornerstone allows us to double down on delivering AI solutions for our core markets,” said Mike Khanna, CEO of Sonasoft. “The AI and engineering teams have been working hard to refine our SAIBRE AI ecosystem to ensure it is the best-in-class platform for our customers. Following the Cornerstone sale, my executive team can put all our efforts into supporting these core activities.”

Dr. Caroline Zaborowski, newly promoted to CTO, says “My whole team is now free to focus on delivering the best possible AI solutions for our customers. Currently, our primary targets are the health and entertainment sectors. These are hugely significant sectors where AI can make a truly transformative impact. Knowing that the whole company is now free to concentrate on the core AI business makes my life a lot easier.”

About Sonasoft Corp. (OTCQB: SSFT)

Sonasoft was founded in Silicon Valley in 2003. For more information about the company, please visit: https://www.sonasoft.com

Sonasoft specializes in building end-to-end AI applications supported by the SAIBRE AI ecosystem.

For investor-specific information, please visit: https://www.sonasoft.com/investors/

Investor Relations Contact

Josh Rose, Chief of Staff, Sonasoft Corporation.

Phone: (408) 708-4000

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Forward-looking Statements

This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s financing plans; (ii) trends affecting the Company’s financial condition or results of operations; (iii) the Company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.